CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-261328 on Form N-2 of our report dated December 22, 2022, relating to the financial statements and financial highlights of Reaves Utility Income Fund (the “Fund”) appearing in this Annual Report on Form N-CSR for the year ended October 31, 2022.

/s/DELOITTE & TOUCHE LLP

Denver, Colorado

January 9, 2023